As filed with the Securities and Exchange Commission on May 14, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	72-1121985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address, including zip code, of Principal Executive Offices)

W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan

(Full title of the plan)

Thomas F. Getten

Vice President, General Counsel and Secretary

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(713) 626-8525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Prince

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002-6760

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Stock, par value $0.00001 per share	4,000,000 shares	$12.50	$50,000,000	$6,820

(1)	Upon a future stock split, stock dividend or similar transaction involving Common Stock of W&T Offshore, Inc. (the “Company”) and during the effectiveness of this Registration Statement, the number of securities registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices per share of the Company’s Common Stock as reported by the New York Stock Exchange on May 7, 2013.

EXPLANATORY NOTE

On June 30, 2005, the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 1,667,293 shares of the Company’s common stock (“Common Stock”) for issuance pursuant to the W&T Offshore, Inc. Long-Term Incentive Compensation Plan. On May 6, 2009, the Company filed a Registration Statement on Form S-8 with the Commission to register an additional 2,000,000 shares of Common Stock for issuance pursuant to the W&T Offshore, Inc. Long-Term Incentive Compensation Plan. This Registration Statement registers an additional 4,000,000 shares of Common Stock for issuance pursuant to an amendment to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (the “Incentive Compensation Plan”), which was approved by shareholders of the Company on May 7, 2013. Accordingly and pursuant to General Instruction E to Form S-8, the contents of the Registration Statement on Form S-8 filed on June 30, 2005 (File No. 333-126251) and the Registration Statement on Form S-8 filed on May 6, 2009 (File No. 33-159005) are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(c) Current Report on Form 8-K filed on January 8, 2013;

(d) Current Report on Form 8-K filed on May 9, 2013;

(e) Definitive Proxy Statement on Schedule 14A filed on April 3, 2013;

(f) All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above and prior to the filing of a post-effective amendment hereto that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement; and

(g) The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on January 24, 2005, and any amendment or report filed for the purpose of updating such description.

Item 8.	Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 14th day of May, 2013.

W&T OFFSHORE, INC.

By:	/S/ TRACY W. KROHN
Tracy W. Krohn
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tracy W. Krohn and John D. Gibbons, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement (including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Capacity	Date

/S/ TRACY W. KROHN	Chairman, Chief Executive Officer and Director	May 14, 2013
Tracy W. Krohn	(Principal Executive Officer)

/S/ JOHN D. GIBBONS	Senior Vice President, Chief Financial	May 14, 2013
John D. Gibbons	Officer and Chief Accounting Officer
(Principal Financial and Accounting Officer)

/S/ VIRGINIA BOULET	Director	May 14, 2013
Virginia Boulet

/S/ ROBERT I. ISRAEL	Director	May 14, 2013
Robert I. Israel

/S/ STUART B. KATZ	Director	May 14, 2013
Stuart B. Katz

/S/ S. JAMES NELSON, JR.	Director	May 14, 2013
S. James Nelson, Jr.

/S/ B. FRANK STANLEY	Director	May 14, 2013
B. Frank Stanley

EXHIBIT INDEX

Number	Exhibit

4.1	W&T Offshore, Inc. Long-Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1 filed May 3, 2004 (File No. 333-115103)).

4.2	First Amendment to W&T Offshore, Inc. Long-Term Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2009).

4.3	Second Amendment to W&T Offshore, Inc. Long-Term Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2009).

4.4	Third Amendment to W&T Offshore, Inc. Long-Term Incentive Compensation Plan (included in Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 17, 2009).

4.5	W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A filed April 3, 2013).

4.6	First Amendment to W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed April 3, 2013).

4.7	Second Amendment to W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan (included in Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed April 3, 2013).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.